Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”), provided to employee on February 27, 2017, is entered into by and between Baxter Healthcare Corporation and its parents, subsidiaries and related companies (“the Company”) and David Scharf (“Employee”) arising out of Employee’s employment with, and separation from, the Company.

1.    Separation Date:

Subject to the terms and conditions set forth herein, Employee’s employment with the Company ends on March 10, 2017 (“Separation Date”). From February 27, 2017 to the Separation Date, Employee shall not be required to report to the office but shall remain available to transition his duties to his successor and otherwise remain available to consult on ongoing matters relating to his role as CVP, General Counsel. Employee expressly understands and agrees that in order to obtain the pay and benefits set forth herein, Employee shall not work for any other entity prior to his Separation Date, unless prior written consent is provided by the Chief Executive Officer. If Employee does so, his Separation Date shall be accelerated to the first day of any such work (the “First Day”) and Employee shall not be entitled to any of the pay or benefits set forth herein in Paragraph 2a, which would otherwise be provided or vest on or after such First Day. Employee further understands that he shall resign as an officer, director or manager of Baxter International Inc. and any and all applicable subsidiaries, and as a member of any board committee thereof, effective as of February 27, 2017, in a form and manner as set forth in Attachment A.

2.    Company’s Promises:

In exchange for Employee’s promises and the other terms and conditions in this Agreement, the Company agrees to provide Employee the following:

a.    The Company will continue to employ Employee through March 10, 2017 at the same rate of pay and with the same benefits and perquisites, including but not limited to, allowing him to vest in the March 2017 equity. Additionally, Employee’s Company and Shire grants scheduled to vest in June 2017 will continue to vest, which is in keeping with the terms of the grants.

b.    The Company will pay Employee the gross lump sum of $1,887,000, less all appropriate withholdings, including any unpaid premium deductions held in arrears. This payment shall be made within thirty (30) days following Employee’s Separation Date.

c.    Employee also will receive Employee’s 2016 Officer Incentive Compensation Plan (“OICP Plan”) bonus in the amount of $951,966 less all appropriate withholdings. The date of payout shall be in accordance with the terms of the OICP Plan.

d.    The Company will pay Employee an additional lump sum of $16,000, less all appropriate withholdings, including any unpaid premium deductions held in arrears, towards six months of COBRA cost share. This payment shall be made within thirty (30) days following Employee’s signing and return of this Agreement.

e.    The Company will provide Employee with executive-level outplacement services for a total of up to twelve (12) months, or until Employee finds alternative employment, whichever occurs first, at a Company approved outplacement agency, provided however, that once Human Resources has provided information to Employee on how to access such assistance, if Employee does not initiate outplacement assistance within ninety (90) days, such assistance will be forfeited

f.    The Company will not contest any claim for unemployment benefits filed in Illinois arising out of Employee’s employment with or separation from the Company on the Separation Date, provided, however, that nothing herein prohibits the Company from providing information or documents to the State, if requested or required by law.

Employee acknowledges that the payments and other benefits in this Agreement are of value and exceed any amount to which he is otherwise entitled and only shall be provided if Employee signs and returns the Agreement in the time allotted, does not revoke acceptance of this Agreement in the time allotted, and otherwise complies with all terms of this Agreement.

General Benefits Information:

Employee should refer to the Summary of Information available from Human Resources for information regarding benefits. Further information regarding benefits may also be obtained by calling the Baxter Employee Benefits Center at 1-877-BAX-HR4U. Employee understands and agrees that the Company is not providing, and does not intend to provide, any legal advice concerning Employee’s benefits or the ability to continue them.

3.    Compliance with Section 409A

It is intended that all payments under this Agreement comply with, or are otherwise exempt from, Section 409A of the Internal Revenue Code. Notwithstanding the foregoing, in no event shall the Company have any obligation to indemnify or otherwise compensate the Employee for any additional tax or adverse tax consequence resulting from the application of Code Section 409A.

4.    Payment for Work Performed:

Employee will be paid up through and including the Separation Date for all work performed on regularly scheduled pay dates at current base salary less all appropriate withholdings, including any unpaid premium deductions held in arrears. The Company also will pay Employee for all earned, unused vacation days, which shall be paid on the next regularly scheduled payday following the Separation Date or sooner, if required by law. The foregoing amounts will be paid regardless of whether Employee signs this Agreement. Employee acknowledges and agrees that upon payment of these amounts, he has been paid for all work performed, including all wages, salary, bonuses, overtime, and any earned, unused vacation due to Employee up through and including the Separation Date. Employee agrees that he is entitled to no other payments whatsoever arising out of employment with, or termination from, the Company, unless Employee agrees to the terms of this Agreement.

5.    Employee’s Promises:

In exchange for the payments and other benefits provided to Employee in this Agreement, Employee promises and agrees to the following:

a.    Employee releases and waives any and all claims on behalf of herself/himself and Employee’s heirs, assigns, executors, administrators and anyone claiming for or on Employee’s behalf, against the Company or other Released Parties which have arisen up to and including the date on which Employee signs this Agreement. “Released Parties” means the Company and its parents, subsidiaries, affiliates, and assigns, plus all of its and their executives, officers, directors, attorneys, employees, agents, and employee benefit plans. This waiver and release includes but is not limited to: (i) any and all claims alleging unlawful discrimination, harassment, or retaliation based on race, sex, color, religion, national origin, sexual orientation, gender identity, age, veteran or military status, disability or any other protected category under federal, state or local laws, including but not limited to any claims under the Age Discrimination in Employment Act as amended by the Older Workers’ Benefit Protection Act; (ii) any and all other tort or contract claims, whether seeking compensatory, punitive, legal or equitable damages, attorneys’ fees and/or costs of any kind, including, but not limited to, claims for wrongful or retaliatory discharge, breach of contract or public policy, defamation, libel, slander, invasion or breach of privacy, intentional and/or negligent infliction of emotional distress, or personal injury; and (iii) any other claim whatsoever up through and including the date Employee signs this Agreement and whether currently known or unknown (collectively the “Waive and Released Claims”). Notwithstanding the foregoing, “Waived and Released Claims” do not include, and Employee is not waiving and releasing, (i) claims that by law may not be waived and released, including but not limited to any claim for unemployment or workers’ compensation benefits, or any claim for any vested, accrued benefits to which Employee is (or becomes) otherwise entitled pursuant to the terms and conditions of any of the benefit plans in which Employee participated prior to the Separation Date; or (ii) any claim or lawsuit to challenge the validity of this Agreement under the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act.

b.    Subject to the Section entitled Additional Limitations on Employee’s Promises, Employee will not accept any money or other personal relief on account of or as a remedy for Employee’s actual or alleged injury or damages, as a result of or in connection with any past, present or future lawsuit, charge or other claim filed with or by any federal, state, local or other court, agency or other entity or person that involves or is based upon any Waived and Released Claim (including without limitation any charge or other claim filed by or with the Equal Employment Opportunity Commission (“EEOC”) or any similar state or local governmental agency alleging any form of employment discrimination), it being understood and agreed that Employee hereby waives and releases any such monetary or other personal recovery.

c.    Employee will not file, or become a plaintiff or claimant of any kind, in any lawsuit in court or in any arbitration proceeding against the Company (or any of the other Released Parties) for, or based on, any Waived and Released Claim. This includes, without limitation, Employee’s promise and agreement hereby not to become a named or opt-in plaintiff, class or collective action member or other claimant in any class action, collective action, representative action or other consolidated action in court or any arbitration proceeding for, or based on, any Waived and Released Claim, and to take all steps necessary to opt out of any such action.

d.    Employee will return, on or before Employee’s Separation Date, all Company property in good working order (by way of example this includes, but is not limited to, key cards, badges, computers, handheld computer devices, credit cards, files, documents, disks, building/parking passes) provided however that the Company has agreed to allow Employee to retain his cell phone (transferring to his own service).

e.    Employee will honor and continue to abide by all obligations set forth in Employee’s Employment Agreement with the Company, if any, which agreement is incorporated herein by reference. Notwithstanding this Agreement and for the avoidance of doubt, Employee understands and agrees that any confidentiality, intellectual property, and non-solicitation provisions in Employee’s Employment Agreement remain in full force and effect.

f.    From now until the Separation Date and for a period of one (1) year following Employee’s Separation Date, Employee will not hire or solicit, or attempt to solicit, or encourage any Company employee to leave the Company’s employ and will not assist any third party in hiring or soliciting or encouraging any Company employee to leave the Company’s employ or become employed elsewhere. This restriction specifically shall include, but not be limited to, providing any information about any current Company employee to any recruiter, retained search firm, or any other third party or person or entity for purposes of hiring that employee or soliciting or encouraging that employee to leave the Company or to be recruited elsewhere.

g.    Employee will cooperate with the Company as reasonably necessary in any ongoing litigation, claim, investigation, or subpoena involving or relating to the Company for which Employee may have knowledge due to employment with the Company. This shall include Employee being available to meet with the Company’s legal representatives and appearing to testify truthfully as a witness in administrative or court proceedings or in depositions provided that the Company shall make reasonable efforts to schedule any such meetings or appearances at mutually agreeable times and locations. Employee, in addition, agrees that he will, within forty-eight (48) hours of receipt of any such subpoena or other legal requirement requiring testimony, information or cooperation from Employee, notify the Company’s Legal Department to allow the Company to assert any and all available legal defenses.

h.    Employee will assist in the transition, if any, of duties and to remain available to answer questions or provide information concerning past employment or duties as reasonably necessary to effectuate any such transition.

i.    Subject to the Section entitled Additional Limitations on Employee’s Promises, Employee will not defame, disparage, libel or slander the Company or any of the Released Parties.

j.    The payments and other benefits provided to Employee shall be reported to appropriate governmental agencies as taxable income to the extent required by law. Employee agrees to indemnify the Company and the Release Parties and hold them harmless from any interest, taxes or penalties assessed against them by any governmental agency as a result of Employee’s non-payment of taxes on the payments and other benefits provided to Employee under this Agreement. The Company makes no representation as to the taxability of the payments and other benefits provided to Employee under this Agreement.

6.    Additional Limitations on Employee’s Promises:

This Agreement does not in any way, and is not intended to: (i) limit or restrict Employee’s non-waivable right to file an administrative complaint with the EEOC (or to cross file such a complaint with a state or local agency), the National Labor Relations Board (“NLRB”), or with another governmental agency; (ii) require Employee to dismiss any pending administrative complaint with the EEOC (or cross-filed state or local agency complaint), NLRB, or with another governmental agency; (iii) limit or restrict Employee’s non-waivable right to participate as a witness or cooperate in any investigation by the EEOC, NLRB, or another governmental agency; or (iv) limit Employee’s right to receive an award for information provided to the Securities and Exchange Commission or with another governmental agency. This Agreement also does not in any way, and is not intended to, apply to any claim arising out of conduct occurring after the date this Agreement is signed by Employee, or limit or restrict Employee’s right to file a claim to enforce the terms of this Agreement after it becomes effective.

7.    Employee Representations Concerning Company Conduct:

Unless expressly stated herein, Employee is not aware of any actions by the Company or any of the Released Parties up through and including the Separation Date that evidence: (i) any inappropriate, discriminatory, unlawful, unethical, or retaliatory conduct of any kind whatsoever (“Inappropriate Conduct”) against Employee or any other third person or entity, or (ii) any failure of the Company to reasonably investigate or respond to any complaint that Employee has made about Inappropriate Conduct.

8.    Miscellaneous Terms:

This Agreement:

a.    may be executed in multiple counterparts, each part constituting an original. A facsimile shall constitute an original copy;

b.    shall not be construed as an admission of wrongdoing on the part of the Company, Employee, or the Released Parties;

c.    if found to be unenforceable in whole or in part, shall be modified so as to give full effect to the parties’ intentions or, if not possible, the unenforceable provision excised from the Agreement with each and every remaining portion of the Agreement remaining in full force and effect; and

d.    shall supersede any prior oral or written communications concerning the subject matter or terms of this Agreement.

9.    Employee’s Acknowledgement and Agreement:

Employee understands, acknowledges and agrees that he has:

a.    carefully read and fully understands the Agreement and is signing this Agreement knowingly and voluntarily and without duress or coercion; and

b.    been advised by this Agreement, in writing, to consult with an attorney, at own expense, prior to executing this Agreement; and

c.    been given a full twenty-one (21) days within which to consider the Agreement before signing it; and

d.    been given seven (7) days following Employee’s execution of this Agreement to revoke acceptance of this Agreement by delivering a written notice of revocation to “Corporate Vice President, Global Human Resources, Baxter Healthcare Corporation, One Baxter Parkway, Deerfield, Illinois 60015.” This Agreement will not become effective or enforceable until this seven (7) day revocation period has expired without any revocation by Employee. Employee understands that if he does not sign this Agreement within the consideration period and by the deadline for signature specified below, and/or revokes acceptance of this Agreement within this revocation period specified in this paragraph, he is not entitled to the payments and other benefits provided in this Agreement.

THIS AGREEMENT MUST BE SIGNED BY EMPLOYEE AND RETURNED TO JEANNE MASON BEFORE OR BY MARCH 20, 2017 TO BE ENFORCEABLE. IF NOT RECEIVED BY THIS DATE, EMPLOYEE WILL BE DEEMED TO HAVE REJECTED THIS AGREEMENT.

/s/ David Scharf	/s/ Jeanne Mason
Employee: David Scharf	Authorized Company Representative

March 2, 2017	March 2, 2017
Employee’s Date of Execution	Company’s Date of Execution

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Attachment A